Exhibit 22.1
Co-Issuer of Debt Securities
Tyco Fire & Security Finance S.C.A., a subsidiary of Johnson Controls International plc (the “Company”), co-issued with the Company the debt securities listed below:
1.750% Senior Notes due 2030
0.375% Senior Notes due 2027
1.000% Senior Notes due 2032